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                                                                                                       Exhibit 12
KANSAS CITY POWER & LIGHT COMPANY

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                               Twelve Months Ended                       Year ended December 31
                                September 30, 2000        1999        1998        1997        1996        1995
                                                                              (Thousands)
Income before cumulative
 effect of changes in
 accounting principles                    $116,370       $ 81,915    $120,722    $ 76,560    $108,171    $122,586

Add:
Taxes on income                             18,069          3,180      32,800       8,079      31,753      66,803
Kansas City earnings tax                       519            602         864         392         558         958

 Total taxes on income                      18,588          3,782      33,664       8,471      32,311      67,761

Interest on value of
 leased property                            11,390          8,577       8,482       8,309       8,301       8,269
Interest on long-term debt                  57,862         51,327      57,012      60,298      53,939      52,184
Interest on short-term debt                 10,459          4,362         295       1,382       1,251       1,189
Interest on Mandatorily
 redeemable Preferred
 Securities                                 12,450         12,450      12,450       8,853
Other interest expense
 and amortization                            3,429          3,573       4,457       3,990       4,840       3,112

 Total fixed charges                        95,590         80,289      82,696      82,832      68,331      64,754

Earnings before taxes
 on income and fixed
 charges                                  $230,548       $165,986    $237,082    $167,863    $208,813    $255,101
Ratio of earnings to
 fixed charges                                2.41           2.07        2.87        2.03        3.06        3.94



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